Filed Pursuant to Rule 424(b)(7)

Registration No. 333-53955

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 30, 1998)

4,063,329 Shares

Innkeepers USA Trust

Common Shares

The table beginning on page 33 of the Prospectus dated June 30, 1998 of Innkeepers USA Trust, which we refer to as the Company, previously revised as indicated in the Prospectus Supplements dated December 15, 1999, December 9, 2002 and April 8, 2003, is being amended and restated in its entirety as follows:

Selling Shareholder	Prior to Offering Common Shares Benefically Owned (1)		Secondary Shares Registered Hereunder (1)		After Offering Common Shares Benefically Owned (2)		Percentage of Common Shares Benefically Owned After the Offering (2)(3)
Roy R. Baker	115,929	(4)	115,929		0		—
John H. Bemis	7,047		7,047		0		—
Jack P. DeBoer	1,091,388	(5)	397,250		694,138	(6)	1.4%
Marilyn DeBoer	112,178		112,178		0		—
Residence Hotel Limited Partnership	32,880		32,880		0		—

Penny Kay DeBoer	278,788	(7)	278,788	(7)	0		—
Skyler Scott DeBoer	278,788	(7)	278,788	(7)	0		—
Mike DePatie	14,968		14,968		0		—
Rolf E. Ruhfus	525,668	(8)	456,488	(9)	69,180		*
Ronald G. Tyler	323,956	(7)	323,956	(7)	0		—
John Wagner	7,484		7,484		0		—
World Vision, Inc.	121,000		121,000
Scudder RREEF

Real Estate Fund, Inc.	901,333		901,333		0		—

Scudder RREEF
Real Estate Fund II, Inc.	696,309		696,309		0		—
RREEF Reflex Fund L.P.	57,013		57,013		0		—

Total			3,801,411	(10)

*	Less than 1%.
(1)	Includes the total number of Secondary Shares that may be issued upon redemption of the Selling Shareholders’ Units.

(2)	Assumes that all of the Secondary Shares registered are offered and sold by the Selling Shareholder.
(3)	At May 1, 2006, the Company had 43,187,646 Common Shares outstanding. The total number of Common Shares outstanding after the offering used in calculating each Selling Shareholder’s percentage of Common Shares owned after the offering assumes that none of the Units held by the other Selling shareholders are redeemed for Secondary Shares.
(4)	Includes 14,402 Secondary Shares that may be issued upon redemption of Units held by a limited liability company owned by affiliates of Mr. Baker.
(5)	Mr. DeBoer is a member of the Company’s Board of Trustees. Includes: (i) 6,382 Common Shares; (ii) 18,000 Common Shares that may be issued upon exercise of vested options granted under the Company’s Non-Employee Trustee Share Incentive Plan; (iii) 478,250 Secondary Shares that may be issued upon redemption of Units directly held by Mr. DeBoer; (iv) 112,178 Secondary Shares that may be issued upon redemption of Units that are held by Marilyn DeBoer, Mr. DeBoer’s wife; (v) 278,788 Secondary that may be issued upon redemption of Units that are held or expected to be held by Mr. DeBoer’s adult child, Penny Kay DeBoer; and (vi) 278,788 Secondary that may be issued upon redemption of Units that are held or expected to be held by Mr. DeBoer’s adult child, Skyler Scott DeBoer. The Prospectus covers the resale of the Secondary Shares that are held or expected to be held by Mr. DeBoer’s wife and two adult children. Also includes 4,503 Secondary Shares that may be issued upon redemption of Units held by Hotel Corporation. Mr. DeBoer disclaims beneficial ownership of any Secondary Shares that may be issued to his wife and two adult children.
(6)	Includes 669,754 Secondary Shares that may be issued to Mr. DeBoer’s wife and two adult children. Mr. DeBoer disclaims beneficial ownership of any Secondary Shares that may be issued to his wife and two adult children.
(7)	Includes 902 Secondary Shares issuable upon redemption of Units held by Hotel Corporation, the resale of which is covered by the Prospectus.
(8)	Mr. Ruhfus is a member of the Company’s Board of Trustees. Includes: (i) 24,100 Common Shares; (ii) 27,276 Common Shares may be issued upon redemption of common units of limited partnership interest beneficially held by Mr. Ruhfus; (iii) 16,000 restricted Common Shares issuable upon exercise of vested options granted under the Company’s Non-Employee Trustee Share Incentive Plan; and (iv) 1,804 Secondary Shares issuable upon redemption of Units held by Hotel Corporation, the resale of which is covered by the Prospectus.
(9)	Includes 1,804 Secondary Shares issuable upon redemption of Units held by Hotel Corporation, the resale of which is covered by the Prospectus.
(10)	The Company originally registered 4,063,329 Secondary Shares. The total number of Secondary Shares offered in the table has been reduced to reflect prior sales of Secondary Shares and redemption of Units for cash.

The table beginning on page 33 of the Prospectus contained in the section entitled “Selling Shareholders,” is being amended and restated in its entirety as a result of certain transfers of Units by the Selling Shareholders.

All terms used but not defined in this Prospectus Supplement have the meaning provided for them in the Prospectus.

The date of this Prospectus Supplement is May 24, 2006.

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